Exhibit 5.1
LeBoeuf, Lamb, Greene & MacRae LLP 125 West 55th Street New York, NY 10019-5389

October 27, 2005

Fidelity National Title Group, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:	Fidelity National Title Group, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to Fidelity National Title Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s registration of $500,000,000 in aggregate principal amount of its notes in two series: $250,000,000 in aggregate principal amount of 7.30% notes due 2011 and $250,000,000 in aggregate principal amount of 5.25% notes due 2013 (both series of notes, collectively, the “Notes”), to be issued under and pursuant to an indenture (the “Indenture”) between the Company and a banking institution to be identified, as Trustee (the “Trustee”), and the Company’s offers to exchange such notes for notes (the “FNF Notes”) of its parent company, Fidelity National Financial, Inc., a Delaware corporation (“FNF”). This letter is being delivered to you pursuant to the requirements of item 601(b)(5) of Regulation S-K in connection with the Registration Statement.
     In connection with the opinion expressed below, we have examined (a) the Registration Statement and (b) the forms of Indenture and Notes filed as exhibits to the Registration Statement. We have also examined such other agreements, instruments, certificates, documents and records, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinion expressed below.
     In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinions, we have, when the relevant facts were not independently established, relied upon the forms of Indenture and Notes filed as exhibits to the Registration Statement and the aforesaid agreements, instruments, certificates, documents and records and upon statements, representations, certificates and covenants of officers and representatives of the Company and of public officials. We have assumed that such statements,

Fidelity National Title Group, Inc.
October 27, 2005

representations, certificates and covenants are and will continue to be true and complete without regard to any qualification as to knowledge or belief. Further, we have assumed that the Indenture and the Notes will be executed and delivered by the parties thereto in the forms reviewed by us.
     Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations stated below, we are of the opinion that, when the Indenture has been duly executed and delivered by the parties thereto and the Notes have been (a) duly executed by the Company, (b) authenticated and delivered by the Trustee under the terms of the Indenture and (c) exchanged for the FNF Notes in the manner referred to in the Registration Statement, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, rehabilitation, liquidation, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally, to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing, and will be entitled to the benefits of the Indenture.
     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and Consent Solicitation Statement included in the Registration Statement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ LeBoeuf, Lamb, Greene & MacRae LLP